Exhibit 99.2

Memry Corp.

September 1, 2005

Memry Corp.

September 1, 2005

Operator:	Good morning and thank you all for holding. Welcome to Memry Corp.’s fourth quarter and year end 2005 earnings conference call with your host Mr. James Binch, CEO of Memry Corp. Today’s presentation will be followed by a question and answer session. Instructions on that feature will be given later in the program. I would now like to turn the call over to Mr. Binch. Please go ahead, sir.

James Binch:	Thank you, operator and good morning to everybody. Welcome to Memry Corporation’s fourth fiscal quarter and full year 2005 earnings conference call. I am Jim Binch, President and Chief Executive Officer and Bob Belcher, our Chief Financial Officer is joining me this morning. Before we begin, I need to inform you that this morning’s discussion contains forward looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results performance or other expectations implied by this forward looking statements. These factors include but are not limited to those details in the company’s periodic filings with the Securities and Exchange Commission.

I want to request that those of you who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time to

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September 1, 2005

enable as many as would like to address questions to us. For any reporters or media who may be on the call, we would ask that you refrain from addressing questions to us during the call. However following the call, Bob Belcher, our CFO, will be available at our main number which is 203-739-1100 to answer follow up questions. I now turn to my prepared remarks.

Consolidated revenues for the three months ended June 30th rose 38 percent to $13.35 million from $9.66 million last year. We produced net earnings of $881,000 compared to $1,288,000 the previous year. On a per share basis, the current quarter was equal to $0.03 per share compared $0.05 per share a year ago. Operating income was $1,892,000 compared to $1,402,000 last year, a 35 percent rise over a year ago. For the 12 months ended June 30th, revenues rose 30 percent to $45,008,000 compared to $34,492,000 the previous fiscal year. Net income rose 15 percent to $2.725 million compared to $2,378,000 last year. Both the full year and fourth quarter net income for fiscal 2004 (a year ago) included a $350,000 research and development tax credit. Fully diluted earnings per share for the 12-month period rose to $0.10 from $0.9 last year. Our shape memory alloy related revenues during the quarter rose from the very strong year ago period to approximately $9.9 million, a record quarterly revenue result. For the year, our shape memory related business grew 7 percent to approximately $37 million, aided by a strong second half. Putnam also

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September 1, 2005

had another stellar quarter surpassing its own previous quarterly revenue records with shipments of approximately $3.4 million on Polymer extrusion components, bringing its total revenue contribution to a little more than $8 million for the seven and half months since its acquisition last November.

The principal drivers for the improved shape memory related results were sizeable increases in both tubular and wire based stent component demand, along with continued growth in our micro component and guidewire medical components activities. The gains were offset by decline in tubular revenues compared to the year ago period due to a variety of factors such as scheduled price reductions, inventory adjustments, customer product and exchanges and in two cases, customer market share declines due to competitive offerings coming to the market.

Shipments of prototypes for new medical devices again enjoyed a particularly strong quarter which we hope will translate over time to increase shipments of commercially released customer products. With two full quarters of Putnam’s performance now included in the consolidated results, we continue to be delighted with their performance, contributing not only to our aggregate revenues but also significantly to overall margin and operating profits. Polymer shipments in the fourth quarter, accounted for approximately 25 percent of overall revenues and helped measurably in our obtaining a 41% percent overall gross margin during the quarter

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September 1, 2005

and 39.8 percent for the full fiscal year. Major efforts have been and will continue to be expanded, building Putnam’s manufacturing infrastructure to enable it to meet rapidly rising demand for it’s unique capabilities. As noted in our release yesterday, we also prepaid $2.5 million of our original $7 million subordinated debt at the conclusion of the quarter, thereby reducing potential interest expenses for fiscal 2006 and strengthening our balance sheet. Operating cash growth remains strong in all operations and are expected to remain so for 2006. We do, however, anticipate an increase in capital investment during fiscal 2006 from the levels of the previous several years as capacity and capability additions are made throughout the organization, hence free cash flow may decline slightly from the robust levels in the past 18 months.

In summary, the year 2005 marked a watershed year for the company as we successfully expanded beyond our traditional shape memory alloy business and significantly broadened our capabilities to serve the medical device industry. We are now much better positioned to offer the sophisticated design, engineering and manufacturing support the market requires for next generation minimally invasive technology. For the year immediately ahead, we are confident of our ability to continue the trends set thus far in calendar ‘05 and look for solid double-digit growth in both revenue and earnings. Over the next three years, we have set ourselves a goal of

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September 1, 2005

achieving a $100 million run rate by the end of year three. To accomplish this goal, we will be relying upon both organic growth from our present operations as well as one or more synergistic acquisitions which will be targeted at furthering our scope of technology driven capabilities required for the sophisticated requirements of interventional medical devices and systems.

That’s the conclusion of my prepared remarks this morning, and we now turn it back to the operator for your questions.

Operator:	Thank you. If anyone has a question or comment, please press “1” on your touch-tone phone.

Q:	Jim, I appreciate that the revenues are coming up and Putnam is doing well and I appreciate your goals for the run rate three years from now, but you did not earn the kind of return on sales that a technology company ought to be earning in the year just passed. It seems to me that part of your goal should also be to increase return on sales to 10 percent after tax, which is what a good technical products company earns. What’s your reaction to that?

James Binch:	Actually, I am going to let Bob answer that because I think part of the answer to your question lies in the cost associated with the acquisition and the balance sheet financing, but I’ll turn it over to Bob for you.

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September 1, 2005

Bob Belcher:	I certainly agree that Memry would like to improve our return on sales. For the year, it was about 6.1 percent after tax. As Jim said, this year in the fourth quarter we prepaid some debt, which increased our expenses. Also during the year, we have undergone some organizational modifications just trying to assimilate the acquisition which probably somewhat reduced our returns on what we hope we will achieve in the coming years. Nevertheless, while we are a technical company and pride ourselves on our expertise in that area, we are not, for instance, a medical device company and will not achieve the kind of returns they have. So it would be fair to say that we do target to improve our return on sales. We primarily are targeting return on our operating income and we work towards that objective.

Q:	Jim, Bob, good morning gentlemen.

A:	Good morning.

Q:	Jim, I just wanted to talk a little about the three year target for revenues of $100 million. How much of that assumption would probably come from the core Memry Putnam revenue base? Then, looking at the acquisition in terms of revenue, what might you have as a target for Memry going forward to achieve this base that you set for three years?

James Binch:	I will take a stab to start and then I am sure Bob will want to contribute some thoughts as well.

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September 1, 2005

Fundamentally at this point, we anticipate that about half of the delta from the run rate of this year to the run rate three years from now will be accomplished through organic growth of the current operations, both Putnam and Memry, with the balance being attributed to additional acquisition. A lot of what the actual components are in the third year depend a large measure on the timing of when the acquisition or acquisitions take place. And we are not at this point anticipating gigantic acquisitions in the sense of simply acquiring revenue streams. We are staying very focused on our strategic profile and in that regard, I might make a comment or two on where we are heading with the mission. Fundamentally the acquisition of Putnam in joining forces together with Memry altered the strategic profile of the company in terms of our capability mix and what we are able to provide to the medical device industry. Going forward, the fundamental thrust is to add technologies and capabilities that further position the company for less invasive or mildly invasive medicine, targeted specifically at access, delivery and treatment systems and methods and using the technologies of all of our sciences - micro-machining and the core materials base that we have today - to further integrate and offer solution sets to the medical device industry. The acquisitions in the future we would expect to be consistent with the overall mission and strategy that we set for ourselves. They are more than likely not going to be very large volume in the sense of 100s and 1000s of people or be, say, a very

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September 1, 2005

commoditized or lower margin type business. We will stay with the kind of the profile that we have built thus far and we feel that there is plenty of opportunity for us to further execute in that model.

Q:	Okay, the quarter has been coming along quite nicely for Memry. What I was wondering is what management is currently doing to increase the buying of wire and tube, which would then help absorb a lot of the fixed costs at the manufacturing facilities and allow a higher flow through of higher margins on that difficult work. Could you add anything to that?

James Binch:	Yes, I would just add a little bit to that. As you know, in terms of the manufacturing absorption in California, one of our two facilities obviously is directly related to total throughput, which is the wire and tube production operations as you have implied. The wire volumes have risen fairly significantly in the last year and we expect to have some further growth in 2006. The tubing business is a different kind of business. It really segmented itself into two distinct markets in the nitinol world. They are both related to applications. The first application for nitinol tubing is for peripheral stent applications. The second market for nitinol tubing is for access and delivery systems that are typically used for nitinol guidewires, catheter, shafts, coupling systems and various other devices, especially those which typically tend to be very small tube, very small

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September 1, 2005

diameter and have different characteristics and different properties than peripheral stents. They are really the two markets to go after and we are gaining quite rapidly in new applications for the non-stent applications because of Memry’s unique capability to produce very, very small tubes in high volume. The stent applications are more challenging I think for everyone, because of the increasing requirement for ever-tighter dimensional tolerances by the device companies as they make narrower and narrower struts and what have you. The stents are the more demanding of the two. Also those programs typically have a long lead-time so we have a number of efforts underway right now and have added in commercial activities for the sale of tube and wire. The ones more likely to have the near term impact are the ones that are in the non-stenting applications because they typically take less lead-time and approvals. Stents take a longer time but in the organization as a whole, the commercial sales force has additional incentives to go beyond the targeted volumes in both tube and wire sales for the coming year.

Q:	Thank you, gentlemen.

Operator:	Thank you. We have another question.

Q:	Good morning. A couple of questions: can you talk about Putnam and the operating environment and perhaps the efficiencies, and then the integration of products that you are working on? Then the

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September 1, 2005

second question is regarding your working capital. There was an increase in inventory and the extension of the payables. Also, the good news about AR.

James Binch:	Yes. I will answer the first part of the question and then have Bob answer the second part on the Putnam integration and the efficiencies as relates to the Putnam operation. We have been working assiduously and have added a number of polymer extrusion process engineering people and manufacturing engineering people to support the operations up there to help reduce what we call safe time, which is the amount of time from when a machine is given a green light to start producing a product until it is yielding product coming off the line. In other words, it’s the core total. So it’s another word for setup time, but it’s a little bit broader than that. The big challenge that a company like Putnam has is that it produces literally thousands of different products in a given period of time and the run lengths are not terribly long because the speeds are so high. That means tremendous numbers of setups going on at all times and we are beginning to put more engineering and technical talent in place to help do that. We are also beginning to evolve to some dedicated lines where volumes have risen to the point where we can gain efficiencies from dedicated extrusion lines and reduced setup times accordingly. In addition, over the past seven months, we have balanced the three production shifts. Before, it was predominantly a one-and-a-half shift operation and today we are

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September 1, 2005

really almost balanced on the full two shifts. The third shift is being strengthened as well, which eliminates taking down the line and starting it up again to complete production on a three shift basis. It eliminates more setups so you get greater efficiencies there as well. And we have added about 15 percent to our total labor pool even though production volumes in terms of revenues have gone up nearly 30 - 35 percent since the acquisition. So we have seen some significant gains there. In terms of the joint programs that both Memry and Putnam are working on, there are a number of those today, the most notable of which is nitinol guidewire, which are utilizing in some cases Putnam’s independent capability to place the polymer jacket on the wire for other parties and in certain cases to produce the wire here at Memry and then the polymer jacket at Putnam. Then Memry carries on with the developed coating technology for hydrophilic coating and doing all the other work associated with the guidewire. Today we in fact are delivering a product into the market place that has the combination of our Memry West operation, Memry Eastern operations and Putnam involved in the manufacturing, execution, completion of nitinol guidewires. There are a number of other areas we are in, but at this point because they are quite specific, I prefer not to reveal them by even procedural application because it might be noted for whom we might be working. But there are several other applications where we are involved with the catheter balloon, nitinol elements and the completed assemblies that involve both the skill sets of

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September 1, 2005

Putnam and its secondary operations team and Memry. So we have revenues currently going towards building that and we have about three or four significant projects that are in preclinical, or coming to European launch, stages that involve the combined capabilities of both organizations. There is quite a bit going on in fact, other than the nitinol guidewire area, and things come in much quicker than we had anticipated. I will turn it over to Bob to answer the working capital questions for you.

Bob Belcher:	Okay. I’m struggling to recall your question.

Q:	The receivables, inventory and payables.

Bob Belcher:	Okay. Well, our receivables naturally are increasing because we are a larger business year over year. Days sales outstanding went up by one day. So we have actually been very consistent in that.

Q:	For the quarter over quarter, they have actually increased - I mean, they have actually decreased.

Bob Belcher:	Well, Putnam also is a little bit different business model in the sense that roughly a quarter of their business is international, a higher percentage than Memry, so they have a little bit longer payables terms but overall that I don’t feel we have any issues there at Memry.

Q:	And your receivables actually decreased.

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September 1, 2005

Bob Belcher:	Okay. And our inventory -

Q:	It’s outstanding. It went from 47 to 39.

Bob Belcher:	Our inventory went up from you know, 295 to 495 and that once again is primarily attributable to the acquisition. Putnam also has little bit different business model than Memry there. They will some times keep raw materials a little bit longer in stock than we do because they simply can use it. So our working capital in whole is down from about $16.9 to $8.3 million this year, year over year and that again is because we spent a large amount of our cash on the acquisition.

Q:	So mostly the reason that the inventories are up is because of Putnam.

Bob Belcher:	Right. Absolutely.

Q:	And would you expect those numbers to continue at that rate?

Bob Belcher:	On our inventory turns, I don’t expect that to go up or down for any particular reason other than the growth of our business. Our turns should be consistent.

Q:	And then the payables are extended a little bit - is that because of Putnam also?

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September 1, 2005

Bob Belcher:	That’s true. We have really no change in our payables strategy or operations for the moment. If you have a spike in revenue or shipments at the end of the month or spike in invoices, it can affect payables on a point to point basis.

Q:	Okay. Thank you.

Bob Belcher:	Thank you.

Operator:	Thank you and as a reminder if anyone has a question or comments please press “1” on your touch-tone phone. Okay. We have another question.

Q:	Couple of things. For those of us that are trying to model this revised company - you mentioned in the press release that Memry grew out to 7 percent on the nitinol side. Can you give us some color on growth in terms of Putnam going forward?

Bob Belcher:	As you know, we don’t historically give specific forecasts. Jim, do you think that 10-15 percent would be a range we use for the polymer business?

James Binch:	Yes. It’s probably 14 to 15.

Bob Belcher:	So in our own planning horizon, that’s how we think about that business at the moment.

Q:	You discussed gross margins already and I missed it. I calculate the gross margins for the quarter at a little over 41 percent.

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September 1, 2005

Bob Belcher:	That’s correct. I think — as I was listening to Jim’s remarks, it sounded to me like you said 48 but it was 41 percent.

James Binch:	Yes, 41.

Q:	Okay. Prior to the acquisition, can you help us with what the Putnam net was?

Bob Belcher:	Not really. First of all, it’s a product line for us and when they operated it, they literally kept their books so differently and operated the company with different objectives. The CEO, as a private individual, was very focused on taxes and other variables and they didn’t even calculate the cost of goods sold in any way remotely similar to how we are doing.

Q:	I calculated net margin of about 6.6 percent for this quarter. Going back it was 7.7 prior to the Putnam acquisition.

Bob Belcher:	Right.

Q:	Can you help us with some guidance on what those numbers might be going forward?

Bob Belcher:	Not specifically, but I will let you know that if you look on our released statements for instance, we have an item in the fourth quarter for loss on extinguishment of debt. Extinguishment of debt is

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September 1, 2005

composed of two items. There is a cash prepayment penalty because we paid $2.5 million of our long-term debt. There is also an acceleration of deferred financing costs, also related to prepaying the debt. So both of those decreased this quarter and in the annual number. On the other hand, it will reduce our interest expense going forward in 2006. As you also know, in today’s world when you do acquisitions, you calculate the fair value of the assets and you have to amortize intangibles. So there are 100s or 1,000s of dollars in the 2005 numbers that don’t appear in the 2004 numbers for amortization of intangible assets. That number will be in there for the full year for 2006. I would also let you know that in 2006, for the first time for Memry, we will include expenses associated with Memry’s option program. The numbers on our expenses were not included in 2005. So we’ll probably be able to talk a little more about that after we actually report the results, but making year-to-year comparisons as the accounting rules change and we do acquisitions - it gets a little bit tricky. Going forward I think what we would like to do is to hold gross margins at or around 40 percent, and given that we can, we’ll try to hold on there. That’s the challenge in an environment where our medical device customers, naturally, are challenging us all the time. We will try to maintain margins through either new product development, our own efficiencies, increased throughput of certain plants. The GS&A in particular is an area where as we grow the company, we hope to leverage the human resources in those areas and the infrastructure as a percentage of revenue to bring that GS&A percentage down.

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September 1, 2005

Q:	The extinguishment of debt, that was a one time charge?

Bob Belcher:	That is a one time charge. Now, as we look forward to 2006 and depending upon the company’s cash flow, we might weigh whether to do an acquisition and refinance the capital structure of the firm. We might choose, other events allowing, to prepay other debt because this is quite expensive sub-debt. If we do so, we will have another one time charge.

Q:	Last question. You mentioned that the contribution to revenue from Putnam, and again I missed it. Was it three million this quarter?

James Binch:	It’s around $3.4 million.

Q:	So, the third quarter Putnam contribution was actually higher because you have a total of $8M and change for the year.

James Binch:	The acquisition was also in the middle of November.

Bob Belcher:	November 9th, so we had about seven weeks in the second quarter.

Q:	Okay.

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September 1, 2005

A:	On Putnam, as you know, if you look at revenue four months prior to the acquisition or six months for the year versus year, their run rate now is up somewhere between 30 and 35 percent. So we were very pleased and there are reasons within their organizational infrastructure that they weren’t able to pursue all the business that was available. One of the things we are trying to do together is unlock those restraints.

Q:	Okay, I appreciate that. Thanks.

Q:	Gentlemen, there are a couple more questions here. Would you be able to tell us what the cash flow from operations was in the fourth quarter?

Bob Belcher:	We don’t release that as a financial statement at this point. We had healthy cash flow this year, but until the audit is completed, we don’t release that data.

Q:	All right, thank you. If you could also then speak to the significant jump in R&D expenses sequentially year over year that we saw in Q4 ‘05 and maybe speak about what caused that increase.

Bob Belcher:	Well, there are a couple of things. One is because we have grown the company and done an acquisition, so we spent more money on R&D than otherwise. Another part is that during fiscal 2005, Memry entered into a development program with a firm called Biomer Technology, which is an English firm

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which we discussed in the conference calls before, focused on the coating technology. I believe during 2005, there is about $150,000 of expense that wasn’t there in 2004. The last thing I’ll mention is that Memry shifts the effort of its engineering staff between manufacturing engineering for products in existing production, others are in new product development. As staff work loads shift, we book the expenses as they shift.

Jim Binch:	Fundamentally the two drivers or two factors that are probably most influential are the approximately $150,000 of external effort that is directed towards the joint coating and development program during fiscal 2005. We also expanded considerable, and dedicated resources in our Memry facilities on the testing and evaluation of all the coatings from the mechanical entity again by compatibility, etc. We will complete the new discrete program that didn’t exist in 2004 and actually build up on a sequential basis through out the course of the fiscal year. And the other thing, of course, is that we also have the R&D capability of Putnam which is really advanced engineering projects. This is an additive element to the equation that we had also.

Bob Belcher:	Most of the decrease, relates to this staff shift focus on our job, and effort. I mean, it’s really not — there is no shift. In fact, I would say that since I have been here, we have more products in effect and in development than we have ever had - easily. Some of this is just how we try to account for the effort.

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Q:	Okay, understandable. Just one more question here. I know that you did mention the Q1 ‘06 stock based compensation expense occurring. If you just take that out and look at the business from a sequential growth Q1, fiscal year ‘05, Q4 ‘05 going into Q1 ‘06. Should we expect that seasonal decline we typically see in the last two years in Q4 and Q1 in EBIT margins and maybe volumes for the company?

Jim Binch:	Well, Q1 has always been about elective surgeries, not so much prototype projects and things of that nature. Typically the summer quarter for us is when, obviously, elective surgeries in territories particularly in Europe are less, but we see some of our clients take more product in March, April, May or early June period than they do in July, August just because of the way the market works. So, we expect maybe a slight easing in the first quarter but we don’t attribute that to anything other than that general factor.

Q:	I wanted to ask you to pursue what you were talking about a little while ago about your ability to go after business that Putnam wasn’t able to before. You have mentioned in the past that Putnam didn’t want to sell higher volumes with lower gross margins. Can you address the differences there today as compared to what Putnam was doing before?

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Jim Binch:	I think thus far, it really hasn’t related. We have not had to deal with lower margins per se. It really has been a question of reducing time. There is ample opportunity for Putnam’s extrusion capabilities to have significant growth. The big challenge that Putnam has faced and what we are working diligently together on is a lot of the new projects that the customer likes to have addressed in short time frames - two and three weeks times from drawings to product. When the organization is operating on four or five week times, or alternatively commits to ensure a two or three week lead-time but then is late in the delivery, that obviously impacts the ability to grow the business. So the focus is less on the margin side than it is on the bottle necks and working on the manufacturing execution so that more aggregate through-put of more new projects can meet the demand in the market place.

James Binch:	In the last six months we had several key engineering and operation hires at Putnam to basically position it to be a much larger company.

Q:	Okay, so can you talk about the new hires as one way that you are addressing the operational issues?

Bob Belcher:	There’s the new hires, the new equipment we have ordered and we are ordering new extrusion lines. We are looking actually for potential new requirements for physical capacity. So as a growing business we are doing what anyone would do in that case, which is to try to anticipate tomorrow’s needs and act on them today.

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Q:	Okay. And then just to clarify, I was under the impression that one of the issues previously for Putnam was that it only wanted to take high margin/low volume business.

Bob Belcher:	The previous owner was definitely focused on profitability more so than he was focused on growth. We have discussed that if the opportunity arose where a customer for instance might have said, “Gee, Putnam, we will give you this prototype work as a long term production opportunity if you will cut prices blank percent.” Heretofore, they might have rejected that. We would at least study that and see if it makes sense for us to do so. I am not aware that we’ve had to make that decision to date.

Q:	Okay, I guess partly I was learning about the margins but also I was learning about the opportunity on the upside on those kinds of opportunities presenting themselves.

Bob Belcher:	Well, that would be the analysis we do – do you want to get the extra volume at lower margin, as opposed to the opposite?

James Binch:	What we have been facing so far, I think, is a wonderful problem and that is that the volume and the activity level at Putnam continues to rise without having to deal with the questions of a lower

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price for long production runs. And in fact we are running exceptionally hard to keep up without even having to do that. So if that’s the case, then why would you lower your margin structure?

Bob Belcher:	Right. The origin of the current problem is more execution of the business we have or that we can’t get with our current structure.

Q:	Well, that’s a great problem to have.

James Binch:	It is.

Q:	Okay, congratulations on the terrific quarter and outlook.

James Binch:	Thank you very much.

Operator:	Thank you and we have no further questions at this time, gentlemen.

James Binch:	All right. Well, in that case, thank you all for joining the conference call this morning and we look forward to welcoming you at the first quarter earnings conference call which will be in the latter part of October or early part of November. We look forward to joining with you again at that time. Thank you very much for your time this morning.